Exhibit 10.1
Fourth Services Addendum — Advanced Care
Enhanced Product
Dated with effect from 14 May, 2009
This Services Addendum (Fourth Services Addendum) to the Master Services and Supply Agreement dated 29 October 2007 as amended and restated on 14 May 2009 between LifeScan, Inc., Universal Biosensors Pty Ltd and Universal Biosensors, Inc. (Master Agreement) is entered into by and between LifeScan, Inc., a Californian corporation of 1000 Gibraltar Drive, Milpitas, CA 95035-6312, USA (LifeScan), Universal Biosensors Pty Ltd ACN 098 234 309, a company incorporated in Victoria, Australia of 1 Corporate Avenue, Rowville, Victoria 3178, Australia (UBS) and Universal Biosensors, Inc., a Delaware corporation having its registered office at c/o Corporation Service Company 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 USA (UBI).
The parties agree that this Fourth Services Addendum is to be attached to, and form part of the Master Agreement. In relation to the matters addressed in this Fourth Services Addendum, each of LifeScan, UBS and UBI agree to be bound by all of the terms and conditions of the Master Agreement including without limitation Sections 10.3 (Manner of Performing the Services) and 11.4 (Audit Rights) and each party makes the representations and warranties set forth in the Master Agreement expressed to be made by LifeScan, UBS or UBI, as the case may be.
All capitalized terms used in this Fourth Services Addendum and not otherwise defined herein shall have the meaning ascribed to such terms in the Master Agreement (including all Service Addendums and Product Addendums).
Background
LifeScan wishes for UBS to provide Services in connection with the feasibility, development, validation, and launch and post launch support, of a Product intended for the advanced care setting, and meeting the Product Specification to be set forth in functional specification quality management system MER003 (ACEP Product Specifications) as such Product Specifications may be modified from time to time in accordance with clause 5.3 of the Master Agreement (Advanced Care Enhanced Product or ACEP). The parties agree that the ACEP Product Specifications shall conform with the Target ACEP Product Specifications profile set forth in Annexure A hereto (Annexure A). The ACEP shall constitute a “Product” for purposes of the Master Agreement.
The Services shall be performed as generally set forth in the attached Scope of Work, and as otherwise agreed by the Joint Steering Committee.

The Services will be undertaken in phases, generally feasibility, development, validation and launch and post launch support, or as may be mutually agreed from time to time.
In consideration of the mutual promises, covenants and agreements below and in the Master Agreement, the parties further agree as follows:
1. Services
As more fully set forth in the attached Scope of Work, UBS will undertake the Services required to assess the feasibility of, develop, validate, and provide launch and post launch support of, the ACEP. Unless agreed otherwise, in seeking to develop the ACEP, it is anticipated that UBS will use the Initial Product as its development base and will ascertain whether the Initial Product (as defined in the Master Agreement) can be modified to meet the ACEP Product Specifications .
At or prior to the conclusion of the feasibility review, the parties will complete a Product Addendum for the ACEP as provided by Clause 5.2 of the Master Agreement. For purposes of clarification, it is anticipated the parties may amend the Services and Scope of Work and any applicable Product Addendums from time to time. Any amendments will be discussed by the Joint Steering Committee and mutually agreed upon by the parties and no such amendment will be effective until it is reduced to writing and signed by an authorized officer of each party. Notwithstanding the prior sentence, if LifeScan determines an amendment of the Services or the Scope of Work or Addendums are required for safety or quality reasons, UBS will use good faith efforts to agree to the amendment. Amendments to the ACEP Product Specifications are to be made in accordance with clause 5.3 of the Master Agreement.
UBS shall provide written reports of its progress in performing the Services as provided by Clause 13.2 of the Master Agreement. The Parties agree that due to the inherently uncertain nature of research and development activities, the actual outcomes and results of the Services cannot be assured.
2. Consideration
UBS will provide the Joint Steering Committee with its proposed pricing for the Services from time to time for approval. The pricing will include any specific capital items needed to perform the Services. Such items may include laboratory equipment or equipment for manufacturing.

The cost of Services undertaken shall not exceed the approved pricing without the prior written approval of the LifeScan representative on the Joint Steering Committee (such approved exception, an Exception). UBS will not be required to provide any Services for which the Parties have been unable to agree on pricing with respect to necessary capital equipment and those applicable Services or in circumstances where there has been a change of scope in the Services and an Exception is not approved. Unless provided for in approved pricing, UBS shall not incur any non-cancelable

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commitments in excess of US$50,000 without the approval of the LifeScan representative on the Joint Steering Committee.
Unless otherwise agreed in writing, funding for the Services will be through the payments made by LifeScan pursuant to the Development and Research Agreement between the Parties, dated 1 April 2002, as amended (Development Agreement). To the extent that LifeScan makes any such payments under the Development Agreement for the ACEP before Services to be performed hereunder are rendered, such payment will be credited toward future performance of the Services.
Whilesover the funding for the Services related to the ACEP is being provided under the Development Agreement, the performance by UBS under this Fourth Services Addendum, will satisfy any corresponding requirements that UBS has with regard to the ACEP under the Development Agreement. It is the parties intention that LifeScan’s payment obligations with regard to the activities set out in this Fourth Services Addendum shall be no greater than those set forth in the Development Agreement, and that UBS shall not be obligated to undertake any activity related to the ACEP that may be required by the Development Agreement, if it has performed any substantially similar activity pursuant to this Fourth Services Addendum.
Whilesover the funding for the Services is being provided through the amounts to be paid under the Development Agreement, payments will be made by LifeScan in accordance with the terms of the Development Agreement.
3. Term of Fourth Services Addendum
This Fourth Services Addendum shall be taken to commence on the date of this Fourth Services and shall continue until terminated by LifeScan by providing 30 days prior written notice, or upon termination of the Master Agreement in accordance with its terms. Further, the Parties will determine at the completion of each phase (i.e. feasibility, development, validation, launch and post launch support) whether or not to continue to the next phase of activities under this Fourth Services Addendum, provided this Fourth Services Addendum would terminate unless both parties mutually agree to continue with the relevant next stage of Services.
4. Termination
In the event that this Fourth Services Addendum is terminated, LifeScan must pay (i) any fees and charges incurred prior to termination; and (b) any fees and charges for any non cancellable commitments entered into by UBS prior to termination, provided such fees and charges are in accordance with the approved pricing or any Exception.
Executed as an agreement by the duly authorized representative of each Party as of the date first written above.

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Executed by LifeScan, Inc.	)
)

Name

Title

Executed by Universal Biosensors Pty Ltd	) )

Company Secretary/Director		Director

Name of Company Secretary/Director (print)		Name of Director (print)

Executed by Universal Biosensors, Inc.	)
)

Name

Title

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Advanced Care Enhanced Product
Scope of Work
Feasibility
1.	Determine and execute a body of work to ascertain what changes are needed to meet the ACEP Product Specification target profile set forth in Annexure A.

2.	Develop a definitive Functional Specification to conform with the Target ACEP Product Specifications profile set forth in Annexure A, in accordance clause 5.3 of the Master Agreement.

3.	Execute a body of work to determine a formulation to incorporate in feasibility lots. 4. Define and execute a body of work to determine a strip differentiation mechanism.

5.	*[REDACTED]

6.	*[REDACTED]

7.	*[REDACTED]

8.	Commence a first stability study from the first feasibility lots.

9.	Complete and test final algorithm as determined by the Data Management Team.

10.	*[REDACTED]

11.	Lab link changed where necessary and validated.

12.	Host feasibility review toll-gate when 4 week stability data from second feasibility lots is available (assuming stability dating is gating; otherwise as agreed).
Development and Validation
13.	Complete strip Operational Qualification. 14. Complete strip Performance Qualification.

15.	Complete UBS portion of DVT as mutually agreed by Data Management Team

16.	Complete stability report to agreed real-time time point.

17.	Complete UBS Quality Management Systems requirements, including toll gates.

18.	Complete UBS portion of regulatory submission deliverables.

19.	Complete transfer into production and production readiness tasks.

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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Launch and Post Launch
20.	Assist in the assessment of data from the field and use the data to decide methods for adapting process and control methodology to improve ACEP performance.

21.	Specify and control ACEP component performance and requirements. Manage or assist in the qualification and approval of all changes to suppliers and materials for ACEP.

22.	Identify, validate and implement cost reductions and process improvement in manufacturing the ACEP.

23.	Assist on a mutually agreed basis so that LFS may obtain supply agreements with suppliers of components comprising the ACEP.

24.	Investigate causes of customer complaints with the ACEP referred to UBS by LifeScan.

25.	Assist on a mutually agreed basis to implement design changes to the ACEP

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Annexure A
Target Advanced Care Enhanced Product (ACEP) Product Specifications Profile
*[REDACTED 6 Pages]

*	Confidential portion has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

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